Exhibit 99

Investor Relations Contact:	Media Contact:
Jennifer Larson	Jessica Paar
(617) 368-5152	(617) 368-5060

BOSTON BEER REPORTS

SECOND QUARTER 2016 RESULTS

BOSTON, MA (7/21/16) — The Boston Beer Company, Inc. (NYSE: SAM) reported second quarter 2016 net revenue of $244.8 million, a decrease of $7.4 million or 3%, from the same period last year, mainly due to a decline in shipments of 4%, partially offset by price increases. Net income for the second quarter was $26.6 million, or $2.06 per diluted share, a decrease of $3.3 million or $0.12 per diluted share, from the second quarter of 2015. This decrease was primarily due to decreases in net revenue, a decrease in gross margins and increases in general and administrative expenses, that were only partially offset by decreased advertising, promotional and selling expenses.

Earnings per diluted share for the 26-week period ended June 25, 2016 were $2.58, a decrease of $0.60 from the comparable 26-week period in 2015. Net revenue for the 26-week period ended June 25, 2016 was $433.6 million, a decrease of $18.1 million, or 4%, from the comparable 26-week period in 2015.

Highlights of this release include:

•	Depletions decreased 5% and 5% from the comparable 13 and 26 week periods in the prior year.

•	Gross margin was 51.8% for the second quarter and 50.4% for first half of the year, and the Company now estimates its full year gross margin target of between 50% and 52%, a decrease of the range from the previously communicated estimate of between 51% and 53%.

•	Advertising, promotional and selling expense decreased by $8.1 million or 11% in the second quarter, primarily due to lower media spending and decreases in freight to distributors, as a result of lower volume and lower freight rates.

•	The 2016 fiscal year includes 53 weeks compared to the 2015 fiscal year which included only 52 weeks.

•	Full-year 2016 year over year depletion and shipment change is now estimated at between minus 4% and zero, a narrowing of the range from the previously communicated estimate of between minus 4% and plus 2%.

•	Full-year 2016 earnings per diluted share are now estimated at between $6.40 and $7.00, a decrease and narrowing of the range from the previously communicated estimate of $6.50 to $7.30.

•	Full-year 2016 capital spending is now estimated to be between $60 million and $70 million, a narrowing of the range from the previously communicated estimate of $50 million to $70 million.

Jim Koch, Chairman and Founder of the Company, commented, “Our total company depletion trends declined in the second quarter at a rate consistent with the first quarter trends, even as the better beer and craft categories appear healthy. Our Samuel Adams brand lost share of craft due to the increased competition and continued growth of drinker interest in trying new styles. While the launches of our new beers, including the Samuel Adams Nitro Project and Samuel Adams Rebel Grapefruit IPA, have been successful and well-received, they have not offset declines in Samuel Adams Boston Lager and our Samuel Adams seasonal beers. Despite these declines, we continue to believe that we are well positioned to meet the longer term challenges of this competitive environment, because of the quality of our employees, our beers, our innovation capability and our sales execution strength, coupled with our strong financial position that enables us to invest in growing our brands and creating new growth opportunities.”

Martin Roper, the Company’s President and CEO stated, “In the second quarter and first half of the year, our depletions volume was significantly below our expectations, primarily due to decreases in our Samuel Adams, Angry Orchard and Traveler brands that were only partially offset by increases in our Twisted Tea, Coney Island and Truly Spiked & Sparkling brands. We are encouraged by recent improvements in depletion trends that we have seen since the middle of June, but it’s too early to determine if these improvements are sustainable. For the rest of the year we should start to see more favorable hard cider comparisons and a greater impact from Truly Spiked & Sparkling, but the trends for larger craft beer brands and the hard cider category, and the full impact of our new brand introductions remain difficult to predict. Accordingly, we have adjusted our expectations for full-year depletions growth and our earnings guidance to reflect our first half trends. Our lower volume expectations have increased our focus and urgency on cost savings and driving efficiencies throughout the organization. We are evaluating all our opportunities to better fit the current volume environment, while preserving our quality and service levels, and our ability to support long term growth. Some of these cost savings and efficiency improvements will benefit this year, but most will start delivering next year. We remain prepared to forsake short term earnings, as we strive to return to long term profitable growth.”

Mr. Roper went on to say, “We are working hard to improve the Sam Adams brand trends and in the second half of the year we expect to introduce new packaging and advertising to support our planned promotional activity. We recently hired Jonathan Potter, who will start in August, as our Chief Marketing Officer. We are excited about this important addition to our leadership team. We are focused on sales execution and a full review of our brand messaging and packaging on all our brands, and on continued innovation for existing brands and new growth opportunities. We believe the recent Angry Orchard declines are not indicative of the long term potential of the hard cider category and we are happy that Angry Orchard has maintained a very high share. We plan to invest to help return the hard cider category and Angry Orchard to growth while maintaining our category leadership. The national rollout of our Truly Spiked & Sparkling brand is currently in progress and has been well-supported by distributors, retailers and drinkers. We are pleased with progress and volumes to date. We plan to support this national rollout with media during the third quarter, and will increase investment above current planned levels if we see a positive response. It is too early to tell how successful the national rollout of Truly Spiked & Sparkling will be.”

2nd Quarter 2016 Summary of Results

Depletions decreased 5% from the comparable 13-week period in 2015.

Shipment volume was approximately 1.1 million barrels, a 4% decrease from the comparable 13-week period in 2015.

The Company believes distributor inventory levels at June 25, 2016 were appropriate. Inventory at distributors participating in the Freshest Beer Program at June 25, 2016 decreased slightly in terms of days of inventory on hand when compared to June 27, 2015. The Company has approximately 75% of its volume on the Freshest Beer Program.

Gross margin at 51.8% represented a decrease from the 54.0% margin realized in the second quarter of 2015, primarily due to increased brewery processing costs per barrel and product mix effects, partially offset by price increases.

Advertising, promotional and selling expenses decreased $8.1 million from the comparable 13-week period in 2015, primarily due to lower media spending and decreases in freight to distributors due to lower volume and lower freight rates, partially offset by increases in point of sale.

General and administrative expenses increased by $3.8 million from the comparable 13-week period in 2015, primarily due to increases in stock compensation, salaries and benefits and facilities costs.

Year-to-Date 2016 Summary of Results

Depletions decreased 5% from the comparable 26-week period in 2015, reflecting decreases in the Company’s Samuel Adams, Angry Orchard and Traveler brands, partially offset by increases in its Twisted Tea, Coney Island and Truly Spiked & Sparkling brands.

Shipment volume was approximately 1.9 million barrels, a 5% decrease from the comparable 26-week period in 2015.

Advertising, promotional and selling expenses decreased $9.1 million from the comparable 26-week period in 2015, primarily due to decreases in freight to distributors, as a result of lower volume and lower freight rates and lower media spending.

General and administrative expenses increased $7.6 million from the comparable 26-week period in 2015, primarily due to increases in stock compensation, salaries and benefits and facilities costs.

The Company expects that its June 25, 2016 cash balance of $27.6 million, together with its future operating cash flows and its $150.0 million line of credit, will be sufficient to fund future cash requirements.

During the 26-week period ended June 25, 2016 and the period from June 26, 2016 through July 16, 2016, the Company repurchased approximately 743,000 shares of its Class A Common Stock for an aggregate purchase price of approximately $127.7 million. As of July 16, 2016 the Company had approximately $12.2 million remaining on the $586.0 million share buyback expenditure limit set by the Board of Directors.

Depletion estimates

Year-to-date depletions through the 28-week period ended July 9, 2016 are estimated by the Company to have decreased approximately 4% from the comparable period in 2015.

Outlook

The Company currently projects full year 2016 earnings per diluted share to be between $6.40 and $7.00. The Company’s actual 2016 earnings per share could vary significantly from the current projection. The 2016 fiscal year includes 53 weeks compared to the 2015 fiscal year which included only 52 weeks. Underlying the Company’s current 2016 projection are the following 53-week full-year estimates and targets:

•	Depletions and shipments percentage change of between minus 4% and zero.

•	Price increases of between 1% and 2%.

•	Gross margin of between 50% and 52%.

•	Change in investment in advertising, promotional and selling expenses of between a decrease of $5 million and an increase of $5 million, a decrease in the range from the previously communicated estimate of an increase of between zero and $10 million. This estimate does not include any increases or decreases in freight costs for the shipment of products to the Company’s distributors.

•	Effective tax rate of approximately 36.3%.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 and today brews more than 60 styles of Samuel Adams beer. Our portfolio of brands also includes Angry Orchard Hard Cider, Twisted Tea, Truly Spiked & Sparkling, as well as several other craft beer brands brewed by Alchemy & Science, our craft beer incubator. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 26, 2015 and December 27, 2014. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Thursday, July 21, 2016

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
	June 25,	June 27,	June 25,	June 27,
	2016	2015	2016	2015
Barrels sold	1,080	1,125	1,914	2,014
Revenue	$261,225	$268,721	$463,233	$481,555
Less excise taxes	16,409	16,517	29,590	29,848

Net revenue	244,816	252,204	433,643	451,707
Cost of goods sold	117,940	115,979	215,236	215,866

Gross profit	126,876	136,225	218,407	235,841
Operating expenses:
Advertising, promotional and selling expenses	63,252	71,370	122,501	131,618
General and administrative expenses	21,836	18,036	42,881	35,265

Total operating expenses	85,088	89,406	165,382	166,883

Operating income	41,788	46,819	53,025	68,958
Other income (expense), net:
Interest income (expense), net	20	11	43	7
Other income (expense), net	(206)	54	(425)	(271)

Total other income (expense), net	(186)	65	(382)	(264)

Income before income tax provision	41,602	46,884	52,643	68,694
Provision for income taxes	14,981	16,952	18,990	25,019

Net income	$26,621	$29,932	$33,653	$43,675

Net income per common share - basic	$2.11	$2.24	$2.65	$3.28

Net income per common share - diluted	$2.06	$2.18	$2.58	$3.18

Weighted-average number of common shares - Class A basic	9,181	9,748	9,278	9,673

Weighted-average number of common shares - Class B basic	3,367	3,532	3,367	3,575

Weighted-average number of common shares - diluted	12,830	13,667	12,959	13,650

Net income	$26,621	$29,932	$33,653	$43,675

Other comprehensive income, net of tax:
Foreign currency translation adjustment	(88)	(5)	(92)	1

Comprehensive income	$26,533	$29,927	$33,561	$43,676

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	June 25,	December 26,
	2016	2015
Assets
Current Assets:
Cash and cash equivalents	$27,580	$94,193
Accounts receivable, net of allowance for doubtful accounts of $189 and $244 as of June 25, 2016 and December 26, 2015, respectively	56,694	38,984
Inventories	61,245	56,462
Prepaid expenses and other current assets	12,402	12,053
Income tax receivable	3,476	14,928
Deferred income taxes	6,923	6,983

Total current assets	168,320	223,603
Property, plant and equipment, net	411,866	409,926
Other assets	6,704	8,188
Goodwill	3,683	3,683

Total assets	$590,573	$645,400

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$41,593	$42,718
Current portion of debt and capital lease obligations	60	58
Accrued expenses and other current liabilities	69,485	68,384

Total current liabilities	111,138	111,160
Deferred income taxes	57,316	56,001
Debt and capital lease obligations, less current portion	411	471
Other liabilities	9,476	16,547

Total liabilities	178,341	184,179
Commitments and Contingencies
Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 9,009,571 and 9,389,005 issued and outstanding as of June 25, 2016 and December 26, 2015, respectively	90	94
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 3,367,355 and 3,367,355 issued and outstanding as of June 25, 2016 and December 26, 2015, respectively	34	34
Additional paid-in capital	332,218	290,096
Accumulated other comprehensive loss, net of tax	(1,043)	(951)
Retained earnings	80,933	171,948

Total stockholders’ equity	412,232	461,221

Total liabilities and stockholders’ equity	$590,573	$645,400

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASHFLOWS

(in thousands)

(unaudited)

	Twenty-six weeks ended
	June 25,	June 27,
	2016	2015
Cash flows provided by operating activities:
Net income	$33,653	$43,675
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,473	20,455
Impairment of assets	37	—
Loss on disposal of property, plant and equipment	511	339
Bad debt recovery	(55)	(49)
Stock-based compensation expense	5,741	3,632
Excess tax benefit from stock-based compensation arrangements	(5,840)	(12,847)
Deferred income taxes	1,375	1,862
Changes in operating assets and liabilities:
Accounts receivable	(17,655)	(15,666)
Inventories	(4,783)	(5,812)
Prepaid expenses, income tax receivable and other assets	12,394	33,201
Accounts payable	(1,995)	11,570
Accrued expenses and other current liabilities	6,967	(2,430)
Other liabilities	(6,504)	424

Net cash provided by operating activities	48,319	78,354

Cash flows used in investing activities:
Purchases of property, plant and equipment	(25,954)	(38,880)
Cash paid for acquisition of intangible assets	—	(100)
Decrease in restricted cash	56	57

Net cash used in investing activities	(25,898)	(38,923)

Cash flows (used in) provided by financing activities:
Repurchase of Class A Common Stock	(124,675)	(22,782)
Proceeds from exercise of stock options	29,521	40,332
Cash paid on note payable	(58)	(54)
Excess tax benefit from stock-based compensation arrangements	5,840	12,847
Net proceeds from sale of investment shares	338	807

Net cash (used in) provided by financing activities	(89,034)	31,150

Change in cash and cash equivalents	(66,613)	70,581
Cash and cash equivalents at beginning of year	94,193	76,402

Cash and cash equivalents at end of period	$27,580	$146,983

Supplemental disclosure of cash flow information:
Income taxes paid	$8,655	$9,738

Income taxes refunded	$12,000	$17,226

Increase (Decrease) in accounts payable for purchase of property, plant and equipment	$870	$(1,134)

Copies of The Boston Beer Company’s press releases, including quarterly financial results,

are available on the Internet at www.bostonbeer.com